Exhibit 10.39

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ADDENDUM 7

This Addendum 7 (the “Addendum”) is made and entered into this day of May, 2024 to that certain SUPPLY AND OFFTAKE AGREEMENT, as amended (the “Agreement”) by and between NEW RISE RENEWABLES RENO, LLC (“Rise”), a limited liability company formed under the laws of the state of Delaware, and PHILLIPS 66 COMPANY (“Phillips 66”) a corporation incorporated under the laws of Delaware dated May 23rd, 2017.

WHEREAS, unless expressly amended below, the Parties desire that all recitals, definitions, terms and conditions shall remain unchanged and in full force and effect, now, therefore, in consideration of the premises, conditions, term and agreements contained in the Agreement, Rise and Phillips 66 hereby agree to amend the Agreement as follows:

1.	Section l. l of the Agreement is hereby amended to add definitions as follows:

1.1.	Definitions.

“Index Jet Price” has the meaning given in Section 4.5.2.

“Logistics Cost” has the meaning given in Section 4.5.4.

“Renewable Jet” shall mean product meeting ASTM 7566 certification and all other requirements established by the EPA qualifying it as RIN generating fuel produced from renewable feedstocks such as vegetable oil, distiller’s com oil, used cooking oil, animal fats and other greases that is acceptable to blend with petroleum-based jet fuel.

“Renewable Jet Price Kicker” shall mean seventy seven percent (77%) of any premiums received on sales of Renewable Jet purchased from Rise, or the Renewable Jet component of SAF made from Renewable Jet purchased from Rise, that is sold to a 3rd-party airline or other customer during the month will be paid by Phillips 66 to Rise.

“Renewable Products” means, collectively, Renewable Diesel, Renewable Jet Fuel and/or Renewable Naphtha (to the extent applicable).

“SAF’’ means Renewable Jet blended with petroleum-based jet fuel to create a comingled jet product consisting of both individual products.

“Product” means Renewable Products in relation to a sale of Renewable Products under this Agreement, and Feedstock in the case of a sale of Feedstock under this Agreement.

“45z Production Credits” shall mean the tax credits issued pursuant to 26 U.S. Code Sec. 45z Clean Fuel Production Credits.

2.	Except for references to “Renewable Diesel” in Article 4, any and all references to “Renewable Diesel” throughout the Agreement are hereby deleted and replaced with “Renewable Products”.

3.	Section 2.2.1 of the Agreement is hereby deleted in its entirety and replaced with a new Section 2.2.1 as follows:

2.2. l “Commencement Date” means September 1, 2024. If the Commencement Date has not occurred on or before December 31, 2024 (the “Commencement Date Deadline”), Phillips 66 will have the right to terminate this Agreement at any time after the first Business Day following the Commencement Date Deadline. In such case, all obligations of the Parties hereunder shall terminate and neither Party shall have any liability to the other.

4.	Section 2.2.2 of the Agreement is hereby deleted in its entirety and replaced with a new Section 2.2.2 as follows:

2.2.2 Unless earlier terminated pursuant to the terms of this Agreement, the “Initial Tern” of this Agreement shall commence on the Effective Date and shall continue for a period of five (6) years from the Commencement Date. At the end of the Initial Term, this Agreement shall automatically renew for two (2) successive additional periods of five (5) years each (the “First Renewal Term” and the “Second Renewal Term”, respectively) unless either Party provides written notice of termination to the other Party at least three hundred sixty (360) days prior to the end of the Initial Term or the First Renewal Term, as applicable. At the end of the Second Renewal Term, this Agreement shall automatically renew for successive two (2) year renewal periods (each, a “Successive Renewal Term”) unless written notice of termination is given by either Party at least three hundred sixty (360) days prior to the end of the Second Renewal Term or the then-current Successive Renewal Term, as applicable. The Initial Term, together with the First Renewal Term, the Second Renewal Tenn, and all Successive Renewal Terms, are referred to collectively in this Agreement as the “Term”.

5.	Article 4 of the Agreement is hereby deleted in its entirety and replaced with a new Article 4 as follows:

4. Purchase and Sale of Renewable Products.

4.1 Sale of Renewable Diesel. From and after the Commencement Date, Phillips 66 shall purchase from Rise, and Rise shall sell to Phillips 66, one hundred percent (100%) of the production of Renewable Products at the Facility, which the Parties anticipate shall be approximately three thousand (3,000) Barrels per day.

4.2 Renewable Diesel Price.

4.2.l For each Gallon of Renewable Diesel delivered to Phillips 66, Rise shall charge Phillips 66, and Phillips 66 agrees to pay, an amount equal to the Index RD Price plus the Index LCFS Price plus the RIN Index Price, minus an adjustment of [***] (the “Adder”).

4.2.2 “Index RD Price” shall mean the monthly average of daily prices (excluding weekends and holidays) for the month of delivery at OPIS San Francisco CARB Ultra Low Sulphur Diesel no. 2 Mean for one Gallon. “Index LCFS Price” shall mean the OPIS prompt “any month” monthly average of daily prices quoted price for California Low Carbon Fuel Standard Carbon Credit Mean in $/MT associated with one Gallon of Renewable Diesel. “RIN Index Price” means the OPIS prompt “any month” monthly average of daily prices quoted price for U.S. RIN Values Mean in cts/RIN for the RINs attached to each Gallon of Renewable Diesel.

4.2.3 In the event that any of the foregoing indexes ceases to be published, the Parties shall agree on new indexes that should be used in order to preserve the economic benefit each Party negotiated in this Section. In the event that the Facility stops producing Renewable Diesel for a period in excess of five (5) days, the monthly average prices will be adjusted to eliminate prices for the days on which Phillips 66 did not receive Renewable Diesel.

4.2.4 Included in the Adder is [***] per Gallon reflecting the Phillips 66 portion of the OPIS California Cap-at-the-Rack Mean (“CAR”), which the Parties intend to be [***] of the OPIS CAR monthly average of daily prices. If the OPIS CAR (indexed price) increases or decreases during the Term, the adjustment will be modified such that Phillips 66 will continue to receive [***] of the OPIS CAR.

4.2.5 Renewable Diesel not meeting specification will be either purchased at the Adder plus an additional [***] per Gallon discount to the purchase price or resupplied to the Facility to be rerun as Feedstock at Phillips 66’s discretion. Off-spec Renewable Diesel that is reprocessed by the Facility will not count as volume purchased by or delivered to Phillips 66 until such Renewable Diesel has been reprocessed and delivered to Phillips 66 on-spec. Phillips 66 shall use commercially reasonable efforts to minimize incremental costs and value degradation.

4.3 Renewable Diesel Specifications. All Renewable Diesel shall meet the specifications currently in effect for the Kinder Morgan Pipeline specifications for CARB ULSD (code 80) and the cloud point needs to meet the 10 percentile minimum temperature specified in D975 for that month for California, North Coast and California Interior.

4.4 Purchase and Sale of Renewable Jet. From and after the Commencement Date, Phillips 66 shall purchase from Rise, and Rise shall sell to Phillips 66, one hundred percent (100%) of the production of Renewable Jet at the Facility, which the Parties anticipate shall be approximately three thousand (3,000) Barrels per day.

4.5 Renewable Jet Price.

4.5.l For each Gallon of Renewable Jet delivered to Phillips 66, Rise shall charge Phillips 66, and Phillips 66 agrees to pay, an amount equal to the Index Jet Price plus the Index LCFS Price for LCFS credits delivered plus the RIN Index Price for RINs delivered minus [***] of Logistics Costs to market per the below definition of (“Logistics”) minus an adjustment of [***] for compliance and marketing services plus a Renewable Jet Price Kicker.

4.5.2 “Index Jet Price” shall mean the monthly average of daily prices (excluding weekends and holidays) for the month of delivery at the quoted OPIS Jet Mean per-gallon price applicable to the market location in which the product is sold. Likely market index location alternatives include Los Angeles, San Francisco, Chicago, USGC, USEC. In there is no definitive applicable OPIS market index for Jet, the default index location will be USGC. “Index LCFS Price” shall mean the OPIS prompt “any month” monthly average of daily prices quoted price for Low Carbon Fuel Standard Carbon Credit Mean for in $/MT associated with one Gallon of Renewable Jet. “RIN Index Price” means the OPIS prompt “any month” monthly average of daily prices quoted price for U.S. RIN Values Mean in cts/RIN for the RINs attached to each Gallon of Renewable Jet.

4.5.3 In the event that any of the foregoing indexes ceases to be published, the Parties shall agree on new indexes that should be used in order to preserve the economic benefit each Party negotiated in this Section.

4.5.4 “Logistics Costs” discounted from the purchase price of Renewable Jet will include all costs required to transport via truck, rail, tank or pipeline; terminal; store; blend; dose; and distribute the pre-blended Renewable Jet, or the post-blended amount of Renewable Jet into a blended SAF, to the point of sale to a third-party airline or other customer.

4.5.5 In the event that the Facility stops producing Renewable Jet for a period in excess of five (5) days, the monthly average prices will be adjusted to eliminate prices for the days on which Phillips 66 did not receive Renewable Jet.

4.5.6 Renewable Jet not meeting specification will be either purchased with an additional [***] per gallon discount to the purchase price or resupplied to the Facility to be rerun as Feedstock at Phillips 66’s discretion. Off-spec Renewable Jet that is reprocessed by the Facility will not count as volume purchased by or delivered to Phillips 66 until such Renewable Diesel has been reprocessed and delivered to Phillips 66 on-spec. Phillips 66 shall use commercially reasonable efforts to minimize incremental costs and value degradation.

4.5.7 Renewable Jet Price Kicker. Phillips 66 will pay Rise a Renewable Jet Price Kicker at the end of each month increased based on premiums received by Phillips 66 from third-party sales and decreased by 45z Production Credits received by Rise from the IRS during the month. Seventy seven percent (77%) of any premiums received on sales of Renewable Jet purchased from Rise, or the Renewable Jet component of SAF made from Renewable Jet purchased from Rise, that is sold to a third-party airline or other customer during the month will be paid by Phillips 66 to Rise. This payment will be offset by twenty three percent (23%) of any pre-tax 45z Production Credits amount exceeding [***] per Gallon received by Rise from the IRS or other federal governmental authority applicable to the production of Renewable Jet during the month. In the event any regulations are changed or new regulations become effective by law which replace or otherwise change 45z Production Credits the Parties will agree in writing upon an appropriate methodology to divide the changed 45z Production Credits and/or a new applicable tax credit between the Parties.

4.6 Renewable Jet Specifications. All Renewable Jet shall meet the then current ASTM specifications (currently ASTM 7566 certification) and other generally accepted industry adopted specifications, or as otherwise agreed by the Parties.

4.7 Forecasts and Nominations. The Parties intend that Renewable Products will be produced by Rise at the Facility and delivered to Phillips 66 on the terms and conditions set forth herein, in approximately ratable quantities for each calendar month during the Term. No later than three (3) months prior to the Commencement Date, Rise will forecast the volumes of Renewable Products that it expects to deliver to Phillips 66 at the Facility during the first month following the Commencement Date. Thereafter, Rise will continue to forecast nomination requirements at least three (3) months in advance of deliveries requested thereunder, and shall finalize all such nominations no later than twenty (20) days prior to the first day of the month in which the delivery of such nomination is expected to take place.

4.8 Delivery. Renewable Products shall be delivered to Phillips 66 into railcars or trucks at the sole discretion of Phillips 66. Phillips 66 will nominate to Rise thirty (30) days prior to the first day of the next succeeding month in which the delivery is to take place the mode o [transportation by which Phillips 66 will receive each nominated volume, and Rise will make commercially reasonable efforts to deliver into such mode. If Rise accepts any Phillips 66 nomination but does not deliver into the mode of transportation specified in such nomination, Rise will reimburse Phillips 66 for its reasonable incremental costs associated with accepting delivery into a different mode of transportation, provided that Phillips 66 shall use commercially reasonable efforts to minimize such incremental transportation costs. The Phillips 66 Rail Terminal Contract Provisions in effect on the Effective Date, as the same may be amended from time to time by Phillips 66 in its reasonable discretion, are hereby incorporated into this Agreement by this reference. Phillips 66 from time to time may want to amend its requested mode of transportation and Rise will work with Phillips 66 to accommodate such an amendment provided that any such change requested shall not adversely affect Rise’s financial projections.

4.9 Quantity Determinations. The quantity of Renewable Products delivered to Phillips 66 shall be determined by custody transfer meters and recorded on the bills of lading. In the event that custody transfer meters are unavailable or deemed inaccurate, quantities shall be determined by certified scales. In the event that both custody transfer meters and certified scales are unavailable or deemed inaccurate, quantities shall be determined by static tank gauging.

4.10 Quality Determinations. The quality of Renewable Products delivered to Phillips 66 shall be determined based on static load tank prior to load.

4.11 Title Transfer. Title and custody to Renewable Products shall transfer to Phillips 66 at the Rise Facility when any load of Product nominated has been delivered into railcars dr trucks and upon generation of bill of lading.

4.12 RINS and LCFS Matters. All RINS and LCFS credits and rights associated with Renewable Products delivered to Phillips 66 under this Agreement will transfer to Phillips 66 other than the financial obligations of all credits payable to Rise as detailed in this Agreement.

4.13 Liquidated Damages.

4.13.1 In the event that Rise fails to deliver the full volume of a nomination or delivers more than the full volume of a nomination, Rise shall pay to Phillips 66 liquidated damages in the following amounts unless the failure is due to Phillips 66 not supplying Rise’s nominated Feedstock volume

4.13.l.l [***] per Gallon for any volume delivered less than 90% or greater than 110% of the nominated volume during any weekly period; and

4.13.1.2 [***] per Gallon for any volume delivered less than 75% or greater than 125% of the nominated volume during any weekly period.

4.13.2 Phillips 66 hereby waives any and all right to claim damages in excess of such amount relating to Rise delivering more or less than the volume of a nomination. Rise acknowledges and agrees that Phillips 66 will be substantially damaged by Rise’s over-or under-delivery of Renewable Products and that the resulting damages may be difficult or impossible to determine. Accordingly, the Parties agree that the liquidated damages set forth above are appropriate in lieu of actual damages, that the formulas represent genuine pre-estimates of the damages that Phillips 66 will suffer under these circumstances, and that the liquidated damages are not intended to be and do not constitute a penalty.

4.11 Other Terms. To the extent not in conflict with the specific provisions of this Agreement, the Phillips 66 Company Products Purchase/Sale Agreement - General Terms and Conditions, the Phillips 66 Addendum for the Sale of Renewable Identification Numbers, and the Phillips 66 Rail Terminal Contract Provisions as existing on the Effective Date and as may be revised from time to time, shall apply to the purchases and sales of Renewable Products hereunder and are hereby incorporated by this reference, mutatis mutandis.

All references to the Agreement in any document, instrument, agreement or writing delivered pursuant to the Agreement (as amended hereby) shall hereafter be deemed to refer to the Agreement as amended hereby.

This Addendum may be executed by Phillips 66 and Rise in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Facsimile and electronic (i.e., pdf transmission) signature pages shall constitute original signature pages hereunder.

Except as hereby amended, all terms and conditions of the Agreement shall remain unchanged and in full force and effect, and the Agreement is hereby adopted, ratified, and confirmed by the Parties.

IN WITNESS WHEREOF, each Party hereto has caused this Addendum to be executed by its duly authorized representative.

PHILLIPS 66 COMPANY
A Delaware corporation

By:	/s/ Mark K. Kelley
Name: Mark K. Kelley
Title: GM, Trading

NEW RISE RENEWABLES RENO, LLC
A Delaware limited liability company

By:	/s/ Randy Soule
Name: Randy Soule
Title: Manager